Exhibit 6.7

ASSET PURCHASE AGREEMENT

among

LQR House Inc.

as the Buyer

and

DOLLINGER HOLDINGS LLC

as the Seller

dated as of

May 31, 2021

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2021, is made and entered into between LQR House Inc. (the “Buyer”) and DOLLINGER HOLDINGS LLC, a Florida Limited Liability Company (“Dollinger Holdings”) (the “Seller”), and the undersigned member of Dollinger Holdings (the “Owner”). The Seller and the Owner are sometimes referred to in this Agreement as a “Seller Party”.

RECITALS

A.       The Seller operates a business, among other things, in the domains of consulting, brand development, and creation of related assets including related intellectual property.

B.       The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Purchased Assets (as defined herein), upon the terms and subject to the conditions set forth herein (such sale and purchase, together with all other transactions contemplated by this Agreement, the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions. The following terms have the meanings specified or referred to in this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

The ”Business” means all that relating to the online or in-person sale of original wine and other products branded as Soleil Vino.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Buyer Shares” means shares of Buyer’s common stock, par value $0.001 per share.

“Closing Date” shall mean May 31, 2021.

“Contracts” means all legally binding contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Current Assets” means those categories of current assets of the Seller identified on Schedule 1.1a which are Purchased Assets, determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the balance sheet as of Closing Date included in the Financial Statements. The calculation of Current Assets for purposes of the determining Closing Net Working Capital shall be consistent with the methodology, line items and categories applied in the illustrative calculation of Net Working Capital set forth on Schedule 1.1a.

“Current Liabilities” means those categories of current liabilities of the Seller identified on Schedule 1.1a which are Assumed Liabilities, determined in accordance with GAAP (for clarity, excluding deferred income), applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the balance sheet as of Closing Date. The calculation of Current Liabilities for purposes of determining the Closing Net Working Capital shall be consistent with the methodology, line items and categories applied in the illustrative calculation of Net Working Capital set forth on Schedule 1.1a.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any federal, provincial, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or orders of such authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Authority.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond (other than any performance bond), debenture, mortgage or other debt instrument or debt security, (iii) payment obligations currently due and payable under any interest rate, currency or other hedging agreement, (iv) obligations under any performance bond or letter of credit (to the extent drawn), (v) any Liabilities of the Seller in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (vi) any amounts for the deferred purchase price of goods and services other than trade payables incurred in the ordinary course of business, including any earn out Liabilities associated with past acquisitions; (vii) all Liabilities with respect to any current or former employee, consultant, officer or director of the Business or the Seller that arise before the Closing Date, including obligations in respect of transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, and similar obligations triggered by the transactions contemplated herein, and all accrued salary, paid time off and vacation obligations, and any and all employment or payroll Taxes imposed with respect to the foregoing (except, with respect to Transferring Employees, to the extent such accrued salary, paid time off and vacation obligations, and any payroll or employment Taxes imposed with respect to such obligations exist as of the Closing Date ); (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which the Seller are responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of the Business or the Seller (whether or not such obligation is assumed by the Business or the Seller); and (x) all prepayment penalties, premiums or fees required to be paid in connection with the prepayment of any of the foregoing; provided, however, that Indebtedness shall not include the amount of the Seller Transaction Expenses.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram and other social media platforms and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (h) rights of personality, publicity and privacy; and (i) all rights to any Actions of any nature available to or being pursued to the extent related to any of the foregoing, whether accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Assets” means all Intellectual Property that is owned by or licensed to the Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Knowledge of the Seller”, “The Seller’s Knowledge” or any other similar knowledge qualification means the knowledge of Sean Dollinger, after reasonable inquiry (including, with respect to financial or accounting matters, inquiry of the Seller’s advisors).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability(ies)” means any and all debts, liabilities, obligations or commitments of any kind or nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means all losses, damages, Liabilities, deficiencies, Actions, judgments, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, but excluding punitive or exemplary damages (except to the extent the same are awarded to a third party).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to be, materially adverse to (a) the business, results of operations, financial condition, or assets of the Business, (b) or the ability of the Seller to consummate the Transaction contemplated herein.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated Current Assets minus (ii) the consolidated Current Liabilities (excluding, for the sake of clarity, any liabilities included in the definition of Indebtedness), calculated in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the balance sheet as of the Closing Date. For the avoidance of doubt, Net Working Capital shall in no case include Excluded Assets or Excluded Liabilities.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability Seller, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller Transaction Expenses” means, without duplication, the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Seller or Owner or any Person that the Seller pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Business and the Purchased Assets or the negotiation, preparation or execution of this Agreement or the other Transaction Documents or the performance or consummation of the Transaction, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transaction; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Seller in connection with the Transaction; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the Transaction; and (iv) all brokers’, finders’ or similar fees in connection with the Transaction.

“Taxes” means any and all (a) federal, provincial, state, local, municipal foreign and other income, gross receipts, sales, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties or (b) liability for any amounts of the type described in clause (a) above payable by reason of Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law), transferee or successor liability, by contract or otherwise, and the term “Tax” means any one of the foregoing Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at or in connection with the Closing.

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller and the Owner contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest in and to all assets, properties and rights, whether tangible or intangible, personal or mixed, accrued, unaccrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, as reflected on or specifically referred to in the Seller’s books or financial statements or in the Schedules hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including all of the Seller’s right, title and interest under, in or to (as applicable) the following:

(a)       all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, wherever located (“Inventory”);

(b)       all Contracts, including, but not limited to, the Contracts listed on Schedule 2.1(b) (the “Assigned Contracts”);

(c)       all Intellectual Property Assets set forth in Schedule 2.1(c);

(d)       all credits, rebates (including ACH payments, credit memos and any other rebates based on purchase volumes), prepaid expenses, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(e)       warranties, indemnities and all similar rights against third parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities (and proceeds in respect thereof);

(f)       all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing;

(g)       originals, or where not available (or in the case of Tax Returns), copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, correspondence (including all correspondence with any Governmental Authority but excluding pre-Closing privileged correspondence belonging to the Owner and containing information regarding this Transaction), sales material and records, strategic plans, and files relating to the Intellectual Property Assets;

(h)       all rebates paid to the Seller, regardless of when paid, in respect of the Business; and

(i)       all goodwill and the going concern value of the Business.

2.2          Excluded Assets. The Seller is not selling, and the Buyer is not purchasing, any of the following assets of the Seller, all of which shall be retained by the Seller and excluded from the Purchased Assets (collectively, the “Excluded Assets”):

(a)       all accounts or notes receivable, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)       all rights which accrue or will accrue to the Seller under the Transaction Documents;

(c)       all insurance policies of the Seller;

(d)       all Tax refunds and prepayments;

(e)       cash held in Seller’s bank accounts as of the Closing, but only to the extent such cash is not included in the Seller’s estimate of Current Assets;

(f)       shares, membership units and/or any other equity interests in Dollinger Holdings; and

(g)       the Seller’s seal, organizational documents, minute books, equity record books, and other records having to do exclusively with the organization of the Seller, and such other books and records which the Seller is prohibited from disclosing or transferring to the Buyer under applicable Law and is required by applicable Law to retain.

2.3          Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets, at the Closing, the Buyer shall assume only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)       arising under the Assigned Contracts, but excluding any Liabilities arising out of (i) a breach of, or a default or violation under, such Assigned Contract or (ii) any claim or Action for infringement, tort, strict liability or violation of Law, in each case to the extent such Liability is based upon any action, event, circumstance, omission or condition which first occurred at or prior to Closing; and

(b)       all current accounts payable and other current liabilities of the Business (including accrued payroll, accrued vacation and payroll taxes owed to or in respect of the Transferring Employees), but in each case only to the extent reflected as a current liability on the balance sheet of the Seller as of the Closing Date.

2.4          Excluded Liabilities. Notwithstanding any other provision of this Agreement, any Schedule or Exhibit hereto or any Transaction Document to the contrary, the Buyer does not assume and shall not be responsible to pay, perform or discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any Liabilities of the Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation, the following:

(a)       any Liability for Taxes, including any Taxes (i) relating to the ownership, possession, or use of the Purchased Assets or the operation of the Business at or prior to the Closing and (ii) that are the obligation of the Seller pursuant to Section 6.23 of this Agreement, provided however that this subparagraph shall expire twelve (12) months from the Closing such that any Liability for Taxes shall become an Assumed Liability as if the same was specifically listed in Section 2.3. In the event of Liability for Taxes becomes known by the Buyer or Seller, the Parties immediately provide notice to the other Party. These liabilities specifically excluded any tax liability related to the purchase and sale of these Assets;

(b)       any Indebtedness, except to the extent that such Indebtedness is contemplated in deriving the Purchase Price in which case such Indebtedness shall be an Assumed Liability as if the same was specifically listed in Section 2.3;

(c)       any Liability of the Seller arising from or related to any breach, failure to perform, tort related to the performance of, violation of Law, infringement or indemnity pursuant to any Assigned Contract, in each case to the extent such Liability is based upon any action, event, circumstance, omission or condition which first occurred at or prior to Closing;

(d)       any Liability arising from or related to any violation or noncompliance of the Seller with any Law applicable to the Seller, the Business or the Purchased Assets;

(e)       any Liability arising from or related to any Action against the Seller, the Business, the Purchased Assets or the Assumed Liabilities pending as of the Closing Date or based upon any action, event, circumstance, omission or condition arising prior to the Closing Date;

(f)       any Seller Transaction Expenses, except to the extent that such Seller Transaction Expenses are contemplated in deriving the Purchase Price in which case such Seller Transaction Expenses shall be an Assumed Liability as if the same was specifically listed in Section 2.3;

(g)       any Liability to indemnify, reimburse or advance amounts to any present or former officer, member, manager, director, employee or agent of the Seller (including with respect to any breach of fiduciary obligations by any such party), except for indemnification of such parties pursuant to Section 7.22, if applicable;

(h)       any Liability under any state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in such applicable law, which may result from the consummation of the transactions contemplated hereby or the Seller’s termination of the employment of any of its employees on or prior to the Closing Date;

(i)       any Liability relating to any Excluded Assets, whether arising prior to, on or after the Closing Date.

2.5          Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to $2,000,000 (in addition to the assumption of the Assumed Liabilities) consisting of 4,000,000 Buyer Shares which shall be fully paid and non-assessable and shall be issued in the name of those entities and individuals as set forth in Schedule 2.5 (it being understood that the Seller and the Owner must comply with Rule 144 under the Securities Act and any applicable Canadian securities laws, including the applicable holding period thereunder, with respect to such Buyer Shares), and (iii) US$100,000 of cash payable to Dollinger Holdings.

2.6          Allocation of Certain Charges.

(a)       Consents and Waivers. Nothing in this Agreement or the other Transaction Documents shall be construed as an agreement to assign any Assigned Contract, right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Seller and the Buyer shall use commercially reasonable efforts to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the other Transaction Documents and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller and the Buyer shall (unless requested otherwise by the Buyer) continue to use commercially reasonable efforts (provided, however, the Seller shall not be required to pay any consideration therefor which is not required under a Contract or arrangement in place as of the Closing) to obtain the relevant consents or waivers until such consents or waivers are obtained. To the extent that any Purchased Asset or Assumed Liability cannot be transferred to the Buyer following the Closing, the Buyer and the Seller shall use commercially reasonable efforts to enter into such arrangements to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to the Buyer as of the Closing and the performance by the Buyer of its obligations with respect thereto. The Buyer shall, as agent or subcontractor for the Seller, pay, perform and discharge fully the liabilities and obligations of the Seller thereunder (to the extent such liabilities and obligations constitute Assumed Liabilities) from and after the Closing Date. To the extent permitted under applicable Law, the Seller shall, at the Buyer’s expense, hold in trust for and pay to the Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by the Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section. The Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

ARTICLE III
CLOSING

3.1          Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transaction shall take place at a closing (the “Closing”) to be held via e-mail exchange of .pdf documents on the Closing Date. The Closing shall be deemed effective as of 12:00 a.m. [Eastern standard time] on the Closing Date.

3.2          Closing Deliverables.

(a)          At the Closing, the Seller shall deliver to the Buyer the following:

(i)       a bill of sale (the “Bill of Sale”) duly executed by the Seller, transferring the Purchased Assets to the Buyer;

(ii)       an assignment and assumption agreement (the “Assignment and Assumption Agreement”) duly executed by the Seller, effecting the assignment to and assumption by the Buyer of the Assigned Contracts and the Assumed Liabilities;

(iii)       written consents from Dollinger Holdings in form and substance satisfactory to the Buyer;

(iv)       a certificate of an authorized officer of the Seller, certifying that attached thereto is a true and complete copy of (A) the Seller’s Articles of Organization (as amended) and Bylaws and (B) resolutions of the directors of the Seller and of the Owner duly executed thereby, approving this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby;

(v)       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.

(b)         At the Closing, the Buyer shall deliver to the Seller the following:

(i)       the Purchase Price, payable as set forth in Section 2.5; and

(ii)       the Assignment and Assumption Agreement duly executed by the Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and the Owner hereby represent and warrant to the Buyer, as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

4.1          Organization of the Seller. Dollinger Holdings is a limited liability company duly organized and validly existing under the laws of Florida, both having full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. The Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that are not, individually or in the aggregate, material to the Business.

4.2          Capitalization; Subsidiaries. The Owner (a) owns beneficially all membership units of Dollinger Holdings and (b) has the sole right to vote all of such shares and units, and no other Person owns any shares or other equity interests of the Seller. There are no outstanding rights, options or warrants to acquire equity interests, of the Seller. All of the issued and outstanding equity interests of the Seller are duly authorized, validly issued, and free of preemptive rights and there are no unsatisfied capital contributions with respect thereto. The Seller does not currently have, nor has it ever had, any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

4.3          Authority of the Seller Parties. Each Seller Party has all requisite capacity, power and authority, as applicable, to enter into this Agreement and the other Transaction Documents to which each Seller Party is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller Parties of this Agreement and any other Transaction Document to which any Seller Party is a party, the performance by the Seller Parties of their obligations hereunder and thereunder and the consummation by the Seller Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller Party. This Agreement and each other Transaction Document to which any Seller Party is a party have been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement such other Transaction Documents each constitutes a legal, valid and binding obligation of the Seller Parties enforceable against each Seller Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.4          No Conflicts; Consents. The execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a)  result in a violation or breach of, or default under, any provision of the Articles of Incorporation of the Seller, the Bylaws of the Seller, or other organizational documents of the Seller; (b)  result in a violation or breach of any provision of any Law applicable to the Seller Parties, the Business or the Purchased Assets; (c) require any notice, authorization, approval, order, permit or consent of or with any Governmental Authority; (d) result in a violation or breach of, or default under, or require the consent, notice or other action by any Person under, any Assigned Contract, (e) result in a violation or breach of, or default under, or require the consent, notice or other action by any Person under any Contract (other than the Assigned Contracts) to which the Seller are a party, except where the violation, breach, conflict, default, acceleration or failure to give notice would not be material to the Business; or (f) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets.

4.5          Undisclosed Liabilities. The Seller has no Liabilities with respect to the Business required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those that are adequately reflected or reserved against in the Last Balance Sheet as of the date of the Last Balance Sheet and (b) those that have been incurred in the ordinary course of business consistent with past practice since the date of the Last Balance Sheet and that are not, individually or in the aggregate, material in amount.

4.6          Contracts.

(a)          Schedule 4.6 sets forth all Contracts to which the Seller is a party or otherwise bound that are of the following nature (excluding, for clarity, Contracts that have expired or been terminated with no surviving provisions):

(i)       any Contract for the purchase of services, equipment, materials, products, or supplies that (a) involves payments by the Seller of more than $50,000 individually on an annual basis or (b) which has not been fully performed and which expressly requires payment by the Seller of more than $50,000;

(ii)       any Contract relating to or evidencing Indebtedness;

(iii)       any Contract with any Governmental Authority;

(iv)       any Contract with any Affiliate of the Seller;

(v)       any employment, independent contractor or consulting Contract (excluding offer letters on the Seller’s standard forms provided to the Buyer);

(vi)       any Contract with a noncompetition, nonsolicitation, “most-favored-nation” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way the Seller or, to the extent that such Contract is an Assigned Contract, the Buyer, from carrying on its business in any manner or in any geographic location;

(vii)      any Contract pursuant to which the Seller are the lessee or lessor of, or holds, uses, or makes available for use to any Person, (a) any real property or (b) any tangible personal property and, in the case of clause (b), that involves an aggregate amount in excess of $20,000;

(viii)     any Contract for the sale or purchase of any tangible personal property in an amount in excess of $20,000 individually, or for the sale or purchase (including any option to purchase or right of first refusal or right of first negotiation) of any real property;

(ix)       any Contract or commitment for capital expenditures of more than [$20,000] individually;

(x)        any license agreement providing for the payment or receipt of royalties or other compensation by the Seller, or the license of any material Intellectual Property Assets which will extend over a period of at least one year, or involve consideration in excess of $20,000 individually;

(xi)       any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xii)      any Contract to provide a guaranty, indemnification, reimbursement, contribution, assumption or endorsement of, or any substantially similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person, except commercial Contracts containing standard indemnification provisions entered into in the ordinary course of business;

(xiii)     any confidentiality, secrecy, or non-disclosure agreement entered into outside the ordinary course of business;

(xiv)     any Contract that results in any Person holding a power of attorney that relates to the Seller, the Business, the Purchased Assets or the Assumed Liabilities;

(xv)     any Contract with a Key Customer or Key Vendor; and

(xvi)     any other Contract, whether or not made in the ordinary course of business that is material to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business.

(b)         The Seller is not in material breach of, or material default under, any Assigned Contract. To the Seller’s Knowledge, each other Person that has or had any obligation or liability under any Assigned Contract is in full compliance with all applicable terms and requirements of such Assigned Contract. To the Seller’s Knowledge, no event has occurred or circumstance exists that may contravene, conflict with, or result in a violation or breach of, or give the Seller’s or any other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract. Within the two (2) year period immediately preceding the Closing Date, the Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assigned Contract.

4.7          Title to Purchased Assets. The Seller has good and valid title in and to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances except for (i) Encumbrances for Taxes not yet due and payable, (ii) statutory Encumbrances of carriers, warehousemen, mechanics, materialmen and other similar Persons arising in the ordinary course of business and with respect to which the underlying payments giving rise thereto are not contested or delinquent, and (iii) Encumbrances imposed under applicable Law (collectively, the “Permitted Encumbrances”).

4.8          Intellectual Property.

(a)       The Seller has no pending application with any Governmental Authority or other Person for any patent, copyright or trademark relating to the Business.

4.9          Condition and Sufficiency of Assets.

(a)       Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not, in the aggregate, material in nature or cost.

(b)       The Purchased Assets are sufficient for the continued conduct of the Business by the Buyer after the Closing in substantially the same manner as conducted by the Seller prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted by the Seller.

4.10        Intellectual Property.

(a)       All of the Intellectual Property Assets are wholly and exclusively owned by, or duly and validly licensed to, the Seller free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller has not transferred ownership of, granted any exclusive license of or exclusive right to use, or granted any exclusive rights in or to joint ownership of, any Intellectual Property Assets to any other Person. No person other than the Seller possesses any current or contingent rights of any kind to any source code included in the Intellectual Property Assets, and the Seller has not granted any current or contingent rights of any kind to any source code that is part of any Intellectual Property Asset. All Intellectual Property Assets are fully transferable, alienable or licensable by the Seller without restriction and without payment of any kind to any Person (excluding payments required to record transfer with the United States Patent and Trademark Office or the Canadian Intellectual Property Office).

(b)       There are no Contracts to which the either Seller Party is a party with respect to (i) the license of any third-party Intellectual Property by the Seller excluding commercially available off-the-shelf software, or (ii) the license of any Intellectual Property Asset to a third party.

(c)       The conduct of the Business, including the use and other exploitation of the Intellectual Property Assets, has not infringed, misappropriated, diluted or violated, and does not infringe, misappropriate, dilute or violate, any Intellectual Property rights of any Person. The Seller has not received any written notice or claim asserting that any such infringement, misappropriation, dilution or violation has occurred and, to the Seller’s Knowledge, no facts or circumstances exist that would provide a reasonable basis for any such claim. The Seller has not received any offer for a license of Intellectual Property from any Person in connection with an allegation by such Person that the Seller has infringed or misappropriated any of the Intellectual Property of such Person.

(d)       The conduct of the Business, including the use and other exploitation of the Intellectual Property Assets, does not constitute unfair competition or trade practices under the Laws of any jurisdiction. The Seller has not received any written notice or claim asserting any such unfair competition or trade practices and, to the Seller’s Knowledge, no facts or circumstances exist that would provide a reasonable basis for any such claim.

(e)       All current and former employees of the Seller who have contributed to or created any portion of, or otherwise may have rights in or to, any Intellectual Property Assets meet all of the following requirements: (i) their work in any Intellectual Property Asset was created by them entirely within the scope of their employment by the Seller; (ii) their copyrightable work product in any Intellectual Property Asset is owned by the Seller as a work made for hire under applicable copyright law or has otherwise been validly assigned to the Seller under one of the Seller’s standard form(s) of employee invention assignment or similar; and (iii) any inventions, improvements or discoveries of such employees that are included or implemented in any Intellectual Property Asset have been validly assigned to the Seller; and (iv) any moral rights in any Intellectual Property Asset has been waived under an Employee Assignment Agreement.

(f)       All current and former consultants, contractors and any other non-employee Persons engaged or retained by the Seller that have contributed to or created any portion of, or otherwise may have rights in or to, any Intellectual Property Asset have executed and delivered, and are in compliance with, written agreements that validly and effectively assign to the Seller all Intellectual Property conceived, created, developed, written, invented, discovered or reduced to practice on behalf of the Seller by such consultants, contractors, or other Persons.

4.11        Buyer Shares.

In connection with the issuance of the Buyer Shares contemplated by this Agreement, each Selling Party represents and warrants as follows:

(a)       Each Selling Party is acquiring the Buyer Shares for investment for its own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended and in effect from time to time, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”). Neither Selling Party has a present intention of selling, granting any participation in, or otherwise distributing the Buyer Shares. Neither Selling Party has any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any other person or entity, with respect to any of the Buyer Shares.

(b)       At no time was either Selling Party presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Buyer Shares by the Buyer or its agents.

(c)       Each Selling Party is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and under applicable Canadian securities laws.

(d)       Each Selling Party has been furnished with, and has had access to, such information as it considers necessary or appropriate in connection with the acquisition of the Buyer Shares, and each Selling Party has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the delivery of the Buyer Shares.

(e)       Each Selling Party has knowledge and experience in financial and business matters and acknowledges it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interests in connection with this transaction, and is financially capable of bearing a total loss of the Buyer Shares.

(f)       Each Selling Party is fully aware of: (i) the highly speculative nature of the Buyer Shares, (ii) the financial hazards involved, (iii) the lack of liquidity of the Buyer Shares, and (iv) the tax consequences of acquiring the Buyer Shares.

(g)       Each Selling Party understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy each of the Selling Party’s representations as expressed herein. Each Selling Party understands that the Buyer Shares constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold the Buyer Shares indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Selling Party acknowledges that the Buyer has no obligation to register or qualify the Buyer Shares for resale. Each Selling Party further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and on requirements relating to the Buyer which are outside of the Selling Parties’ control, and which the Buyer is under no obligation and may not be able to satisfy. Each Selling Party is aware of the provisions of Rule 144 promulgated under the Securities Act.

4.12       Legal Proceedings.

(a)       There are, and for the past five (5) years there have been, no Actions pending or, to the Seller’s Knowledge, threatened against or by the Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transaction. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       There are no outstanding orders or unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

4.13       Compliance with Laws.

(a)       The Seller has complied at all times, and is now complying, in all material respects with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets.

(b)       All material Permits, if any, required for the Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Seller and are valid and in full force and effect. All fees and charges currently due with respect to such Permits have been paid in full.

4.14       Taxes.

(a)       All Tax Returns required to be filed by the Seller have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been timely paid.

(b)       The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)       The Seller has collected all sales, use, value added, goods and services, and similar Taxes required to be collected and timely remitted all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Law.

(d)       No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller.

(e)       All deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any Governmental Authority have been fully paid.

(f)       The Seller is not a party to any Action by any Governmental Authority. There are no pending or threatened Actions by any Governmental Authority. No Governmental Authority in a jurisdiction where the Seller does not file Tax Returns has made any claim that the Seller is or may be subject to Tax in that jurisdiction.

(g)       There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h)       The Seller has no Liability for Taxes of any other Person arising under Contract, by operation of law, by reason of being a successor or transferee, or otherwise. None of the Assumed Liabilities is a Contract regarding the sharing or allocation of either Liability for Taxes or payment of Taxes.

(i)       None of the Purchased Assets to be acquired by the Buyer from the Seller constitute “taxable Canadian property” within the meaning of the ITA.

4.15        Affiliate Interests and Transactions. No Affiliate of the Seller (including the Owner) has any right, title or interest in any properties or assets of any kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise) used or held for use in connection with the Business other than the Excluded Assets. No Affiliate of the Seller conducts any part of the Business for or on behalf of the Seller or otherwise. No Affiliate of the Seller is a party to, or has any direct or indirect rights in, to or under, any Assigned Contract.

4.16        Brokers. A finder’s fee of 5% will be payable to MG Investment Consultants by the Buyer.

4.17        Absence of Certain Changes or Events. Since December 31, 2020, the Seller has conducted the Business only in the ordinary course consistent with past practice, there has not been any event, change, circumstance, occurrence, effect, state of facts or development that has had or could be anticipated to have a Material Adverse Effect, and neither the Business not the Purchased Assets have suffered any material loss, damage, or destruction affecting any material properties or assets thereof or included therein, whether or not covered by insurance.

4.18        Solvency. The Seller is and, as of immediately following the consummation of the transactions contemplated under this Agreement, will be “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller Parties, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

5.1          Organization of the Buyer. The Buyer is a duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

5.2          Authority of the Buyer. The Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any other Transaction Documents to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

5.3          No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation or bylaws of the Buyer; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for any consents, approvals, Permits, Governmental Orders, declarations, filings or notices which have not been obtained or which, in the aggregate, would not impede the consummation of the transactions contemplated hereby and the performance by the Buyer of its obligations hereunder.

5.4          Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

5.5          Legal Proceedings. There are no Actions pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

6.1          Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Seller Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

6.2          Transfer Taxes and Tax Elections.

(a)       All transfer, documentary, recording, sales, use, stamp, registration, value added or other similar Taxes, charges or fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (“Transfer Taxes”) shall be borne and paid by the Buyer when due. The party responsible for preparing any Tax Returns or other documents under the Law with respect to such Transfer Taxes shall, at Buyer’s expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and the other party shall cooperate with respect thereto as may be reasonably necessary).

(b)       Notwithstanding Section 6.2(a), the Buyer and the Seller agree to elect jointly in prescribed form pursuant to section 167 of the Excise Tax Act (Canada) so that no HST is payable by the Buyer in respect of the purchase of the Purchased Assets from the Seller. The Buyer shall file such election within the time prescribed by the Excise Tax Act (Canada).

6.3          Certain Tax Matters. At or after the Closing, all ad valorem, property or other Taxes imposed on a periodic basis pertaining to the Purchased Assets shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated by this Agreement. The Seller shall be responsible for that portion of such amounts relating to the period on or prior to the Closing Date and the Buyer shall be responsible for that portion of such amounts relating to the period after the Closing Date. The Buyer and the Seller shall cooperate, as and to the extent reasonably requested by either party, in connection with the filing of any Tax Returns, and Action with respect to Taxes, relating to the Purchased Assets or the operation of the Business. Such cooperation shall include the retention and (upon a party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return, or Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Action or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder. Notwithstanding anything in this Agreement to the contrary, any claim against the Seller pursuant to this paragraph shall be made by the Buyer no later than six (6) months after Closing; the Seller shall have no liability for Taxes after expiration of six (6) months from Closing.

6.4          Name. Following the Closing, no Seller Party will, directly or indirectly, use or do business, or allow any of their respective Affiliates to, directly or indirectly, use or do business, under any name included as part of the Purchased Assets.

6.5         Further Assurances; Access to Records. At Buyer’s sole expense, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of, and give effect to the transactions contemplated by, this Agreement and the other Transaction Documents, including as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the other Transaction Documents and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the other Transaction Documents. In connection with any securities or debt offerings of the Buyer or its Affiliates the Seller shall, if requested by the Buyer and at the Buyer’s expense, request that its pre-Closing accountants deliver customary comfort letters with respect to historical Business financial information and consent to, and request that the Seller’s pre-Closing accountants deliver consents to, the inclusion of historical Business financial information and accountant reports in any offering or debt document or registration statement.

6.6        Release. The Owner, on behalf of itself and its Affiliates, and its and their managers, directors, officers, members, shareholders, partners, employees, agents, legal representatives, predecessors, successors, and assigns (collectively, the “Releasing Parties”), hereby, irrevocably and unconditionally, fully and forever acquits, releases, covenants not to sue, and discharges the Buyer and its Affiliates, and its and their managers, directors, officers, members, shareholders, partners, employees, agents, legal representatives, predecessors, successors, and assigns (collectively, the “Buyer Releasees”), from any and all actions, claims, charges, demands, damages, losses, obligations, liabilities, costs, expenses (including attorneys’ fees and court costs), causes of action, debts, contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at law or in equity, of every nature and kind that such Owner, or any of the other Releasing Parties have, may have had, or may have in the future against the Buyer Releasees, whether known or unknown, for all matters relating to, arising out of or in connection with the status of such Owner as an owner, employee, officer, and/or manager of the Seller prior to the Closing Date, except obligations arising pursuant to this Agreement and any other Transaction Documents. The release set forth in this Section 6.6 will be binding upon each such Owner, the other Owner Releasing Parties, and their respective heirs, legal representatives, successors, and assigns and will inure to the benefit of the Buyer Releasees and their respective successors and assigns.

ARTICLE VII
INDEMNIFICATION

7.1         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 4.1 (Organization of the Seller), Section 4.2 (Capitalization; Subsidiaries), Section 4.3 (Authority of the Seller Parties), Section 4.7 (Title to Purchased Assets), Section 4.8 (Sufficiency of Assets), Section 4.9 (Intellectual Property), Section 4.16 (Brokers), Section 5.1 (Organization of the Buyer), Section 5.2 (Authority of the Buyer), and Section 5.4 (Brokers) (collectively, the “Fundamental Representations”) shall survive for four (4) years from the date of Closing. The foregoing limitations periods shall be liberally construed in favor of avoiding liability, and shall be applied regardless of equitable tolling, when a party discovered the basis for any claim hereunder, or any statute of limitations otherwise providing for a longer period of time. Notwithstanding the foregoing, if a statute of limitations for a claim provides for a period of time shorter than that provided for herein, then that statute of limitations shall be applied. All covenants and agreements of the parties contained herein shall survive the Closing until fully performed.

7.2         Indemnification by the Buyer. Subject to the other terms and conditions of this Article VII, the Buyer shall indemnify and defend each of the Seller Parties and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement;

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement;

(c)       the Buyer’s failure to pay, resolve, discharge and perform any Assumed Liability;

(d)       except for Excluded Liabilities, any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Buyer or any of its Affiliates conducted, existing or arising following the Closing Date;

(e)       any securities or debt offerings of the Buyer or its Affiliates;

(f)       anything contained within the financial information and accountant reports in any offering, debt document or registration statement of the Buyer or its Affiliates.

7.3          Indemnification Procedures.

(a)       Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”), but in any event not later than thirty (30) days after receipt of notice of a claim from a third party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. If an Indemnifying Party fails to object to notice of an indemnification claim delivered by the Indemnified Party pursuant to this Section 7.3 within thirty (30) days, or only objects to a portion of such Loss, then the amount of Loss set forth in such notice (or if less, the amount which is not objected to by the Indemnifying Party) shall automatically become payable pursuant to Section 7.5.

(b)       Subject to Section 7.3(c), in connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party of an unqualified written acknowledgement of the Indemnifying Party’s indemnification obligations under this Agreement with respect to such Action, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not elect to assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed in any case in which the Indemnified party is given a full and complete release of any and all Liability by all relevant parties). Notwithstanding the above, if a firm offer is made to settle a third party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such third party claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such third party claim and in such event, the maximum liability of the Indemnifying Party as to such third party claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such third party claim, the Indemnifying Party may settle the third party claim upon the terms set forth in such firm offer to settle such third party claim. If the Indemnified Party has assumed the defense pursuant this Section 7.3, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)       Notwithstanding anything in Section 7.3(b) to the contrary, where the Buyer is the Indemnified Party, it shall have the right to conduct and control, through counsel of its choosing (such counsel subject to the reasonable approval of the Indemnifying Party) the defense, compromise and settlement of any Action that (i) seeks an injunction or other equitable relief against the Buyer or any of its Affiliates; (ii) involves a customer or supplier of the Business; or (iii) the settlement of which may act as an adverse and binding precedent upon the Buyer or its Affiliates with respect to similar claims or demands or which may have, in the Buyer’s reasonable judgment, a material adverse impact on the Business or on the Buyer’s broader business or operations. The Buyer may settle, adjust or compromise any Action described in the foregoing sentence after first conferring with the Seller. Additionally, any Indemnifying Party shall lose its right to contest, defend, litigate and settle the Action if it fails to accept a tender of the defense of the Action or if it shall fail to diligently contest the Action, and in such event the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Action.

7.4         Payments. Once a Loss is agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final determination by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full satisfaction of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date payment is due to and including the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

7.5         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.6         Cumulative Remedies. Subject to Section Error! Reference source not found., the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement or any other Transaction Document) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation or willful misconduct.

ARTICLE VIII
MISCELLANEOUS

8.1         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.2         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Seller Parties:	Dollinger Holdings LLC c/o Sean Dollinger 3161 Westmount PL West Vancouver V7V 3G4 Canada Email: Sean@seandollinger.com

If to the Buyer Party:	LQR House Inc. c/o Darren Collings 2699 Stirling Road, Suite A-105 Fort Lauderdale, Florida 33312 Email: darrengeorgecollins@gmail.com

8.3         Interpretation. For purposes of this Agreement, (a) the word “or” is not exclusive; and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Articles, Sections and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.4         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.5         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.6         Entire Agreement. This Agreement (including the Schedules) and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, or any other Schedule, the statements in the body of this Agreement will control.

8.7         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Buyer may, without the prior written consent of the Seller, assign all or any portion of its rights under this Agreement, including the right to purchase any of the Purchased Assets or assume any of the Assumed Liabilities: (a) to one or more of its Affiliates, (b) in connection with a sale or transfer of all or a material portion of the Business or the Purchased Assets, or (c) to a lender or financing source of the Buyer as collateral security, in each case without the prior consent of any party hereto.

8.8         No Third-Party Beneficiaries. Except for Persons entitled to indemnification pursuant to Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.10       Governing Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Florida. In any Action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts sitting in Broward County, Florida.

8.11       Prevailing Party Attorney Fees; Costs. In any legal proceeding brought to interpret and/or enforce this Agreement, the prevailing party in any such proceeding shall be awarded all of its attorneys’ fees and costs incurred by that party in preparation for such proceeding, during and through trial, and through all appellate levels.

8.12       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together constitute one and the same instrument. This Agreement may be (i) transmitted for reproduction and execution by any means now known or hereafter devised, including facsimile or electronic file transmission, and (ii) converted from its original software program to another and/or printed on different paper formats or in different fonts, any or all of which may result in variations to the pagination and appearance of the counterpart versions of this Agreement. The execution and delivery of counterparts of this Agreement, by facsimile, by electronic file transmission or by original manual signature, regardless of the means or any variation in pagination or appearance, shall be binding upon the parties. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic file transmission shall also deliver a manually executed counterpart of this Agreement to each other party, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LQR HOUSE INC.

By:
Darren Collins
As:	Director

DOLLINGER HOLDINGS LLC

By:
Sean Dollinger
As:	Member Manager

SEAN DOLLINGER, as Owner

REMAINDER OF PAGE INTENTIONALLY BLANK

SCHEDULES FOLLOW

SCHEDULE 1.1a

Current Assets: NONE

Current Liabilities: NONE

SCHEDULE 2.1(b) ASSIGNED CONTRACTS

Independent Contractor Agreement (Sommelier Contract) by and between Dollinger Holdings LLC and Krysten Michayluk effective as of January 12, 2021, executed on or about January 27, 2021

Nondisclosure, Nonsolicitation, and Noncompetition Agreement by and between Dollinger Holdings LLC and Krysten Michayluk effective as of January 12, 2021, executed on or about January 27, 2021

All sourcing agreements with third party vendors whether oral or written for all Soleil Vino and related branded products

All financial statements and documents relating to the business of Soleil Vino.

SCHEDULE 2.1(c)

Trademarks regardless of registration status for Soleil Vino and all associated trade dress and intellectual property rights.

All labels, logos and other branding bearing the Soleil Vino marks or any mark substantially similar to the same.

Website and all related digital and social media content including but not limited to influencer networks, http://www.soleilvino.com, and all related content, and all related sales channels.

SCHEDULE 2.5

Buyer Shares pursuant to Paragraph 2.5 shall be issued as follows:

Name	Number of Shares

Sean Dollinger 3161 Westmount PL West Vancouver V7V 3G4 Canada	3,800,000

Andrea Cooke	200,000
713 Hickory Street North,
Whitby, Ontario,
Canada L1N 3Y1

SCHEDULE 3.2

CLOSING DELIVERABLES FROM SELLERS AS TO AUTHORITY AND CONSENT

SCHEDULE 4.6